EXHIBIT 3.356
AGREEMENT OF LIMITED PARTNERSHIPOF
IOM HEALTH SYSTEM, LP.
The undersigned, desiring to form a limited partnership pursuant to the provisions of the Indiana Revised Uniform Limited Partnership Act (the “Uniform Act”), certify as follows:
1. Partnership Name. The name of the limited partnership is IOM Health System, L.P. (the “Partnership”).
2. Purpose. The purpose of the Partnership is to own, operate, mortgage and sell certain assets and properties, as may be identified by the General Partner of the Partnership, including Lutheran Hospital of Indiana in Fort Wayne, Indiana and certain related assets. The Partnership shall have the authority to do all things necessary, convenient or advisable to accomplish its purpose and to operate its business as described. This Agreement shall not be construed to create a partnership relationship among the partners with respect to any activities other than those specified in this Section 2. The Partnership shall not be required to engage in all activities permitted by or specified in this Section 2, and shall begin business upon engaging in any portion or phase of any such activity.
3. Principal Office. The principal office of the Partnership is located at 155 Franklin Road, Suite 190, Brentwood, Tennessee 37027. The Partnership also maintains an office at 7950 West Jefferson Boulevard, Fort Wayne, Indiana 46804-1672.
4. Registered Office and Agent. The registered office of the Partnership in the State of Indiana will be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Indiana or any other jurisdiction shall be such person or persons as the General Partner may designate from time to time. The initial registered office of the Partnership in the State of Indiana is located at 7950 West Jefferson Boulevard, Fort Wayne, Indiana 46804-1672, and its initial registered agent in the State of Indiana at that address is QHG of Indiana, Inc.
5. Initial Partners. The name and address of each partner interested in the Partnership is as follows:
(a) General Partner

Name	Address

QHG of Indiana, Inc., an Indiana corporation	c/o Quorum Health Group, Inc. 155 Franklin Road Suite 190
Brentwood, Tennessee 37027
(b) Original Limited Partners

QHG of Fort Wayne, Inc., an Indiana corporation	c/o Quorum Health Group, Inc. 155 Franklin Road, Suite 190
Brentwood, Tennessee 37027

QHG of Indiana, Inc., an Indiana corporation	c/o Quorum Health Group, Inc. 155 Franklin Road, Suite 190
Brentwood, Tennessee 3702
6. Date of Activation. The Partnership shall be organized on the date its Certificate of Limited Partnership is filed in the office of the Secretary of State of Indiana, and the Partnership shall continue until the close of business on December 31, 2025, unless terminated prior to such date as provided in this Agreement or in the Uniform Act.
7. Capital Contributions. The capital contributed to the Partnership by the General Partner and the Original Limited Partner is as follows:

			Other	Debt
(a)	General Partner	Cash	Property	Assumed	Total
	QHG of Indiana, Inc., an Indiana corporation	-0-	$1,600,644	$1,232,487	$368,157

			Other	Debt
(b)	General Partner	Cash	Property	Assumed	Total
	QHG of Fort Wayne, Inc., an Indiana corporation	$368,157	$-0-	-0-	$368,157
	QHG of Indiana, Inc., an Indiana corporation	$-0-	$158,463,745	$122,384,449	$36,079,296
9. Withdrawal of Original Limited Partner. Upon the admission to the Partnership of one or more additional Limited Partners, the capital contribution of QHG of Fort Wayne, Inc. (the “Original Limited Partner”) shall, at the election of the Original Limited Partner, be returned to it in exchange for and in complete liquidation of its limited partnership interest. Such liquidation shall occur automatically upon the admission of any additional Limited Partner, and the election of the Original Limited Partner and the Original Limited Partner shall immediately cease to be a Limited Partner in the Partnership. Upon such election, the Original Limited Partner shall not participate in the Partnership’s profits, losses or other items of income or loss, and shall receive no distribution whatsoever from the Partnership (other than in liquidation of its interest).

10. Assignment by Limited Partners. A Limited Partner shall have the right to substitute an assignee in his place only upon written consent of the General Partner and compliance with the provisions of this Agreement and the Uniform Act.
11. No Priority: Rights to Property. No Limited Partner shall have the right to priority over any other Limited Partner as to contributions or as to compensation by way of income. No limited partner shall have any right to demand and receive property other than cash in return for his or her contribution to the Partnership.
12. Offering of Limited Partnership interests. The Partnership plans to offer units of limited partnership interest to a limited number of qualified investors pursuant to the provisions of a Confidential Private Placement Memorandum in accordance with Regulation D promulgated under the Securities Act of 1933, as amended, and applicable “Blue Sky” rules promulgated by the Secretary of State of Indiana. The General Partner may, in its sole discretion, close such offering at any time and admit subscribing investors to the Partnership as additional Limited Partners pursuant to an Amended and Restated Agreement of Limited Partnership and the Uniform Act.
13. Authority of General Partner. No person conducting business with the Partnership shall be required to determine the authority of the General Partner to act for and on behalf of the Partnership, or to determine any facts or circumstances bearing upon the existence of such authority, including the securing of any necessary consent or approval of the Original Limited Partner or the Limited Partners. The General Partner is expressly authorized to execute and deliver for and on behalf of the Partnership all contracts, agreements and commitments relating to the business and expressed purpose of the Partnership, and said contracts, agreements and commitments shall be binding upon the Partnership.
The General Partner may borrow, and authorize the borrowing of, money required for the business of the Partnership from any person, including its affiliates, and may secure the repayment of such loans by executing promissory notes, deeds of trust or by pledging or otherwise encumbering or granting security interests in all or any portion of the assets owned by the Partnership.
14. Exculpation of General Partner. No act or omission by the Partnership or the General Partner, except gross negligence or willful misconduct, shall ever subject the General Partner or its affiliates to any liability to the Partnership or any Partner. No shareholder, officer, director, employee, agent or associate of the General Partner shall have any liability to the Partnership or to any Partner in connection with the Partnership. The Partnership shall indemnify and hold harmless the General Partner and all shareholders, officers, directors, employees or agents of the General Partner to the fullest extent allowed under the Uniform Act.
15. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning given them in Title 23, Article 16, Chapter 1 of the Uniform Act.
Dated this the 5th day of October, 1995.
GENERAL PARTNER:

QHG OF INDIANA, INC.,
an Indiana corporation
By: /s/ Christy F. Batts
Christy F. Batts
Vice President
LIMITED PARTNERS:
QHG OF FT. WAYNE, INC.,
an Indiana corporation
By: /s/ Robert Yeager
Robert Yeager
Vice President
QHG OF INDIANA, INC
an Indiana corporation
By: /s/ Christy F. Batts
Christy F. Batts
Vice President

STATE OF TENNESSEE	)
COUNTY OF WILLIAMSON	)
Before me, Alice Rogan, of the state and county aforesaid, personally appeared Christy F. Batts, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged herself to be the Vice President of QHG of Indiana, Inc., the within named bargainor, a corporation, and that she as such Vice President, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by herself as Vice President.
Witness my hand and seal, this 5th day of October, 1995.
/s/ Alice Rogan
Notary Public
My Commission Expires:
My Commission Expires JAN. 20, 1999

STATE OF TENNESSEE	)
COUNTY OF WILLIAMSON	)
Personally appear before me, Alice Rogan a Notary Public of said county, appeared Robert A. Yeager, whom I am personally acquainted, or proved to me on the basis of satisfactory evidence and who, upon oath, acknowledged herself to be the Vice President of QHG of Ft. Wayne, Inc., the within named bargainor, a corporation, and that she as such Vice President, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by herself as Vice President.
Witness my hand, at office, this 5th day of October  , 1995.
/s/ Alice Rogan
Notary Public
My Commission Expires:
My Commission Expires JAN. 20,1999.

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